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                                                                      EXHIBIT 21

                  BOISE CASCADE OFFICE PRODUCTS CORPORATION
                          SIGNIFICANT SUBSIDIARIES

                                     State or Other
                                      Jurisdiction      Percentage of
                                    of Incorporation  Voting Securities
                                    or Organization         Owned
                                    ----------------  -----------------

        BCOP Nevada Company         Nevada                 100.0

        Grand & Toy Limited         Ontario, Canada        100.0

        Jean-Paul Guisset-JPG S.A.  France                  90.0

        The Reliable Corporation    Delaware               100.0

        Reliable Deutschland GmbH   Hamburg, Germany       100.0

        Reliable France S.A.        France                  90.0